UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 12, 2011 (August 18, 2011)
Date of Report (Date of earliest event reported)

MODERN MOBILITY AIDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-168983	27-4677038
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1240 Bay St
Suite 400
Toronto Ontario, Canada M5R 3K4
Attn:  Mohamed K. Karatella
(Address of Principal Executive offices)(Zip Code)

(416) 901-8831
(Registrant's telephone number Including area code)

5511 Steeles Ave West
Unit 7
Toronto, ONT M9L 1S7
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 12, 2011, we filed an amendment to our Certificate of Incorporation to increase the number of shares that the Company is authorized to issue from 70,000,000 shares of common stock to 200,000,000 shares of common stock, $0.001 par value per share, and to authorize the issuance of 1,000,000 shares of preferred stock, $0.001 par value per share (the “Increased Authorization”).  The amendment was approved by our Board of Directors and by Mohamed K. Karatella, who owns approximately 66.5% of our issued and outstanding common stock.

The major reason that we increased our authorization of common stock was to have sufficient shares of common stock available to effect a 20 for 1 forward split of our common stock outstanding.  We expect that this split will be accomplished by the Company distributing, as a dividend distribution, 19 shares of common stock on each share of common stock now outstanding.  Our application with respect to the forgoing is pending at FINRA and we will provide further information on this issue shortly.  We currently anticipate a record date of August 23, 2011, but this date is subject to change.

The amendment to our Certificate of Incorporation also authorizes the Company to issue 1,000,000 shares of preferred stock.  Preferred stock can be issued, without shareholder consent, by our Board of Directors as it shall determine from time to time, in one or more series, with special voting rights, designations, preferences or other special rights, and qualifications, limitations or restrictions, as the board my determine, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the Company’s shareholders and my adversely affect the voting and other rights of the voters of common stock.

Item 9.01    Exhibits.

Exhibit No.	Description of Exhibit

3.3	Certificate of Amendment to Articles of Incorporation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2011	MODERN MOBILITY AIDS, INC. (Registrant)

/s/ Mohamed K. Karatella
Mohamed K. Karatella, President, Chief Financial Officer, Treasurer and Principal Accounting Officer